Exhibit 99.1

Customers Bancorp, Inc.
701 Reading Avenue
West Reading, PA 19611
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Carla Leibold, CFO 484-923-8802
Sam Sidhu, Head of Corporate Development 212-843-2485

Customers Bancorp Reports Record Fourth Quarter 2020 Results
Net Income of $52.8 million, or $1.65 Per Diluted Share,
up 121% over Fourth Quarter 2019
Record Full Year 2020 Net Income of $118.5 million or $3.74 Per Diluted Share, up 83% over Full Year 2019
Q4 2020: ROAA of 1.23%, ROCE of 24.26%, and Adjusted PTPP ROAA of 1.63%

•BankMobile divestiture completed on January 4, 2021. Holders of Customers Bancorp's common stock as of December 18, 2020 received an aggregate of 4.9 million shares of BM Technologies, Inc. common stock as special distribution valued at $14.87 per share at the closing date of the transaction, or having a market value of approximately $73 million.
•Q4 2020 core earnings (a non-GAAP measure) were $52.6 million or $1.65 per diluted share, up 121% over Q4 2019.
•Adjusted pre-tax pre-provision net income (a non-GAAP measure) for Q4 2020 was $74.9 million, an increase of 67.6% over Q4 2019. Q4 2020 adjusted pre-tax pre-provision return on average assets (a non-GAAP measure) was 1.63%.
•Q4 2020 results include a net benefit to (or release from) provision for credit losses on loans and leases of $2.9 million. At December 31, 2020, the coverage of credit loss reserves for loans and leases held for investment, excluding Paycheck Protection Program ("PPP") loans (a non-GAAP measure), was 1.90%, up from 0.77% at December 31, 2019.
•Non-performing assets were 0.39% of total assets at December 31, 2020 compared to 0.34% at September 30, 2020. Our allowance for credit losses equaled 204% of non-performing loans at December 31, 2020, down from 245% at September 30, 2020.
•Total revenues in Q4 2020 were up 3.9% linked-quarter and 41.9% on a year-over-year basis. Strong revenue growth was driven by an expansion in the net interest margin (excluding the impact of PPP loans (a non-GAAP measure), and the recognition of deferred origination fees and interest income on PPP loans).
•Net interest income for Q4 2020 grew $15.5 million or 14.4% over the prior quarter and $45.4 million or 58.4% over Q4 2019. Net interest income, excluding the impact of PPP loans (a non-GAAP measure), increased by $10.3 million or 11.7% over Q3 2020 and $20.1 million or 25.9% over Q4 2019.

•Q4 2020 net interest margin (a non-GAAP measure) increased 28 basis points from Q3 2020 to 2.78%, mostly due to PPP loans at an average yield of 2.45%. Q4 2020 net interest margin, excluding the impact of PPP loans (a non-GAAP measure), was 3.04%, an 18 basis point increase from Q3 2020 and a 15 basis point increase from Q4 2019.
•Total loans and leases increased $5.8 billion or 57.5% year-over-year driven by PPP loans of $4.6 billion and strong growth in short-term commercial loans to mortgage companies of $1.4 billion. Total loans and leases, excluding PPP loans, increased $1.2 billion or 12.1% year-over-year.
•Total deposits increased $2.7 billion or 30.8% year-over-year, which included a $2.2 billion or 83.9% increase in demand deposits. The total cost of deposits dropped to 0.58% in Q4 2020, a decline of 107 basis points from 1.65% in the year-ago quarter.
•Total deferments declined to $218.5 million or 2.0% of total loans and leases excluding PPP loans (a non-GAAP measure) at December 31, 2020, down from $750.5 million or 7.3% of total loans and leases excluding PPP loans (a non-GAAP measure) at July 24, 2020.
•Commercial criticized loans as a percent of total loans and leases, excluding PPP loans (a non-GAAP measure), remained relatively low at 4.05% at December 31, 2020.

West Reading, PA, January 27, 2021 - Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively “Customers” or "CUBI"), today reported fourth quarter 2020 ("Q4 2020") net income to common shareholders of $52.8 million or $1.65 per diluted share, up from third quarter 2020 ("Q3 2020") net income to common shareholders of $47.1 million or $1.48 per diluted share. Core earnings for Q4 2020 totaled $52.6 million or $1.65 per diluted share, up from Q3 2020 core earnings of $38.2 million or $1.20 per diluted share (non-GAAP measures). Net interest margin, tax equivalent ("NIM") expanded 28 basis points during Q4 2020 to 2.78% from 2.50% in Q3 2020 (non-GAAP measures). NIM excluding PPP loans expanded 18 basis points to 3.04% in Q4 2020 from 2.86% in Q3 2020 (non-GAAP measures). ROAA for Q4 2020 was 1.23%, up 11 basis points from Q3 2020 ROAA of 1.12%. ROCE for Q4 2020 was 24.26%, up 121 basis points from Q3 2020 ROCE of 23.05%.

Full year 2020 ("FY 2020") net income to common shareholders was $118.5 million or $3.74 per diluted share, up from full year 2019 ("FY 2019") net income to common shareholders of $64.9 million or $2.05 per diluted share. Core earnings for FY 2020 totaled $110.6 million or $3.49 per diluted share, compared to core earnings of $72.0 million or $2.28 per diluted share for FY 2019 (non-GAAP measures). FY 2020 NIM declined 4 basis points to 2.71% from FY 2019 NIM of 2.75% (non-GAAP measures). FY 2020 NIM excluding PPP loans expanded 21 basis points to 2.96% from FY 2019 NIM of 2.75% (non-GAAP measures). ROAA for FY 2020 was 0.85%, up 11 basis points from FY 2019 ROAA of 0.74%. ROCE for FY 2020 was 14.55%, up 625 basis points from FY 2019 ROCE of 8.30%.

“In a year of extraordinary circumstances, our institution rose to the challenge of supporting our team members and their families, our communities and our clients by providing outstanding customer service and responsiveness at a time when it was needed most,” remarked Customers Bancorp Chairman and CEO, Jay Sidhu. “In providing approximately 100,000 small businesses and nonprofits access to Paycheck Protection Program loans, we were able to help save thousands of jobs in the communities we serve and improve the financial position of Customers Bank at the same time. We generated record earnings in 2020, driven by expansion of NIM as well as PPP related income and expansion in our core net interest margin. We achieved these results while maintaining superior asset quality during the pandemic and significantly improving the quality of our funding mix. And in early January, as promised, we successfully completed the divestiture of BankMobile, and are pleased to provide a special distribution of BM Technologies, Inc. (BMTX) stock to our shareholders with current market value of about $75 million,” Mr. Sidhu concluded.

Key Balance Sheet Trends

Total loans and leases increased $5.8 billion, or 57.5%, to $15.8 billion at December 31, 2020 compared to the year-ago period. PPP loans originated directly or through fintech partnerships were $4.6 billion at December 31, 2020. Additionally, the loan mix improved year-over-year as commercial loans to mortgage companies increased $1.4 billion to $3.7 billion, commercial and industrial loans and leases increased $473.1 million to $2.3 billion, construction loans increased $23.3 million to $140.9 million, and commercial real estate owner occupied loans increased $20.4 million to $572.3 million. The commercial loans to mortgage companies trend has been a function of greater refinance activity due to sharply lower interest rates, an increase in home purchase volumes, and market share gains from other banks. These increases in loans and leases were partially offset by planned decreases in multi-family loans of $628.9 million to $1.8 billion and residential mortgages of $62.8 million to $323.3 million. “Looking ahead, we see continued growth in core C&I loans offsetting some of the expected decreases in loans to mortgage companies," stated Sidhu.

Total deposits increased $2.7 billion, or 30.8%, to $11.3 billion at December 31, 2020 compared to the year-ago period. Total demand deposits increased $2.2 billion, or 83.9%, to $4.7 billion, money market deposits increased $1.1 billion, or 32.1%, to $4.6 billion, and savings deposits increased $395.6 million, or 43.0%, to $1.3 billion. These increases were offset, in part, by a decrease in time deposits of $1.0 billion, or 60.9%, to $651.9 million. The total cost of deposits declined by 107 basis points to 0.58% in Q4 2020 from 1.65% in the year-ago quarter.

Customers' experienced moderate declines in regulatory capital ratios in 2020, driven by strong growth in commercial loans to mortgage companies of $1.4 billion. However, Customers Bancorp's tangible common equity (a non-GAAP measure) increased by $65.2 million to $885 million at December 31, 2020 from $820 million at December 31, 2019, and the tangible book value per common share (a non-GAAP measure) increased to $27.92 at December 31, 2020 from $26.17 at December 31, 2019. "This increase in tangible common equity and tangible book value per common share was achieved in spite of a decrease in retained earnings of $61 million recorded on January 1, 2020 upon the adoption of CECL," commented Mr. Sidhu. Customers remains well capitalized by all regulatory measures. At the Customers Bancorp level, the total risk based capital ratio (estimate) and tangible common equity to tangible assets ratio ("TCE ratio"), excluding PPP loans (a non-GAAP measure), were 11.9% and 6.4%, respectively, at December 31, 2020. At September 30, 2020, Customers Bancorp's total risk based capital ratio and TCE ratio, excluding PPP loans (a non-GAAP measure), were 11.3% and 5.9%, respectively."As a consequence of PPP related income and a potential cyclical decline in residential mortgage activity, we expect our capital levels to increase sharply in 2021 and be in the 7.5% or higher range by December 31, 2021," commented Customers Bancorp CFO, Carla Leibold.

Loan Portfolio Management During the COVID-19 Crisis

Over the last decade, Customers has developed a suite of commercial and retail loan products with one particularly important common denominator: relatively low credit risk assumption. The Bank’s multifamily, mortgage warehouse, and specialty finance lines of business, for example, are characterized by conservative underwriting standards and low loss rates. Because of this emphasis, the Bank’s credit quality to-date has been healthy despite a highly adverse economic environment. Maintaining strong asset quality also requires a highly active portfolio monitoring process. In addition to frequent client outreach and monitoring at the individual loan level, Customers employs a bottom-up data driven approach to analyze its commercial portfolio.

Strong commercial loan portfolio with very low concentration in COVID-19 impacted industries and CRE
•Total commercial deferments declined to $202.1 million or 1.8% of total loans and leases, excluding PPP loans (a non-GAAP measure), at December 31, 2020, down from $277 million, or 2.4% of total loans and leases, excluding PPP loans, at September 30, 2020. Of the $202.1 million in total commercial deferments, $107.4 million or 53.1% were principal only deferments. Customers' commercial deferments peaked at about $1.2 billion earlier this year.
•Exposure to industry segments significantly impacted by COVID-19 is not substantial. At December 31, 2020, Customers had $87 million in energy and utilities exposure; $62 million in colleges and universities (no deferments requested); $72 million in CRE retail sales exposure (mostly auto sales; with no deferments); $30 million in franchise restaurants and dining (with no deferments); and $27 million in entertainment only businesses (with no deferments).

•At year-end, the hospitality portfolio was $406 million or 3.6% of total loans and leases excluding PPP loans, with $126 million in deferment. Approximately 79% ($318 million) represents “flagged” facilities, with the majority of the non-flagged being high-end destination hotels in Cape May (NJ), Avalon (NJ), and Long Island (NY). The majority of the hotels, based on our recent assessment, have sufficient cash resources to get through the COVID-19 crisis and, for those who may need assistance, the Bank is working with them to bridge any potential cash flow gaps.
•At December 31, 2020, the healthcare portfolio was approximately $359 million, comprised predominantly of skilled nursing, which has been deemed an essential business and through a number of federal and state actions has been provided immunity from liability for COVID-19 related deaths. No deferments have been requested and there are no delinquencies.
•The multi-family portfolio is highly seasoned, with an average loan to value of 61% as of quarter-end. 55% of the portfolio was in New York City, of which 69% was in rent controlled/regulated properties. As of December 31, 2020, $11 million of the portfolio was on deferment.
•At December 31, 2020, investment CRE had a loan to value of 64%, with approximately 30% of the portfolio housed in the New York, Philadelphia, and Boston metro and surrounding markets. As of December 31, 2020, $29 million of the portfolio was on deferment.

Consumer installment, mortgage and home equity loan portfolio continues to perform well
•Total consumer-related deferments declined to $16.4 million, or 0.1% of total loans and leases, excluding PPP loans (a non-GAAP measure), at December 31, 2020, down from $25 million, or 0.2% of total loans and leases, excluding PPP loans, at September 30, 2020.
•The $1.2 billion consumer installment loan portfolio outperformed industry peers with deferments dropping to 0.8% and 30+ DPD delinquency at only 1.1%. Strong credit quality (avg. FICO at origination: 740), low concentration in at-risk job segments, and outstanding performance of CB Direct originations have resulted in solid results through the end of Q4 2020.
•The consumer installment portfolio has been managed to moderate growth and strengthening credit quality, by replacing run-off with CB Direct originations with strong FICO scores.

Aggressively addressing non-performing assets
•During January 2021, Customers sold a collateral dependent loan secured by a hotel property in Massachusetts. This loan made up approximately 24% of non-performing assets as of December 31, 2020. “We expect our credit quality to improve or stay unchanged over the next few quarters,” stated Sidhu.

Key Profitability Trends

Net Interest Income

Net interest income totaled $122.9 million in Q4 2020, an increase of $15.5 million from Q3 2020, primarily due to a $480.9 million increase in average interest-earning assets. Earning assets were driven by increases in commercial loans to mortgage companies, commercial and industrial loans and leases, and investment securities. The benefit of this growth resulted in a 28 basis point linked-quarter increase in NIM (a non-GAAP measure) to 2.78%. Compared to Q3 2020, total loan yields increased 21 basis points to 3.62%. The increase is attributable to increased originations of commercial loans to mortgage companies, commercial and industrial loans and leases, and PPP loan forgiveness which accelerated the recognition of net deferred loan origination fees. This increase is partially offset by lower market interest rates due to the Federal Reserve's forecast of interest rates at zero through 2023. The cost of interest-bearing deposits in Q4 2020 decreased by 9 basis points to 0.76% due to the decline in market interest rates and strategic decisions to reallocate deposit funding to lower cost deposits. Borrowing costs decreased by 3 basis points to 0.94% primarily due to the utilization of the FRB PPP Liquidity Facility, costing 0.35%, to fund PPP loans.

Provision for Credit Losses

The provision for credit losses on loans and leases in Q4 2020, which was calculated under the CECL accounting standard effective January 1, 2020, was a $2.9 million benefit to (or release from) the provision, compared to a $13.0 million provision in Q3 2020. The decrease in Q4 2020 primarily resulted from an improvement in forecasts of macroeconomic conditions since Q3 2020. The allowance for credit losses on loans and leases represented 1.9% of total loans and leases receivable, excluding PPP loans (a non-GAAP measure) at December 31, 2020, compared to just over

2.0% at September 30, 2020, and 0.8% at December 31, 2019. Customers' non-performing loans at December 31, 2020 were only 0.45% of total loans and leases. Our Q4 2020 non-performing loans were impacted by one commercial real estate credit, which was resolved during January 2021, reducing the non performing asset ratio to 0.30% of the assets (a non-GAAP measure).

Non-Interest Income

Non-interest income totaled $23.8 million for Q4 2020, a decrease of $10.0 million compared to Q3 2020. The decrease in non-interest income primarily resulted from decreases of $11.7 million in gain on sale of investment securities, $0.7 million in mortgage banking income, $0.4 million in interchange and card revenue, and $0.7 million in other non-interest income, partially offset by increases of $1.4 million in gain on sale of SBA and other loans, a $1.1 million increase in unrealized gains on equity securities issued by a foreign entity, $0.4 million in mortgage warehouse transactional fees, and $0.3 million in commercial lease income.

The decrease in gain on sale of investment securities primarily resulted from the sale of $58.4 million of agency-guaranteed mortgage-backed securities and $70.0 million in corporate notes in Q3 2020, compared to sales of $10 million in corporate notes during Q4 2020. The decrease in mortgage banking income was mainly related to unrealized losses on derivatives. The decrease in interchange and card revenue primarily resulted from lower debit card spending volume. The decrease in other non-interest income was driven by an unrealized loss on a loan held for sale of $1.1 million during Q4 2020, partially offset by a net derivative valuation adjustment of $0.2 million due to changes in market interest rates and increased SERP income of $0.3 million. The increase in gain on sale of SBA and other loans was driven by increased sales volume. The increase in unrealized gains on equity securities issued by a foreign entity primarily resulted from an increase in the valuation of those securities. The increase in mortgage warehouse transactional fees primarily resulted from an increase in transaction volume due to continued low market interest rates. The increase in commercial lease income was driven by continued organic growth in volume.

Non-Interest Expense

Non-interest expense totaled $71.2 million for Q4 2020, an increase of $5.6 million compared to Q3 2020. The increase in non-interest expense primarily resulted from increases of $5.3 million in other non-interest expense, $1.1 million in salaries and employee benefits, $0.9 million in provision for operating losses, and $0.3 million in commercial lease depreciation, partially offset by decreases of $1.1 million in FDIC assessments, $0.7 million in loan workout expenses, and $0.4 million in occupancy expenses. The increase in other non-interest expense primarily resulted from a decrease in operating cost reimbursements from Customers' white label partnership. The increase in salaries and employee benefits was primarily due to lower stock based compensation expense in Q3 2020. The increase in provision for operating losses primarily resulted from an increase in the estimate for fraud related losses. The increase in commercial lease depreciation was driven by continued organic growth in volume. The decrease in FDIC assessments, non-income taxes and regulatory fees was a function of an increase in FDIC assessment rates due to the temporary utilization of brokered deposits to fund PPP loans in Q3 2020. The decrease in loan workout expenses primarily resulted from lower costs related to the workout of two commercial relationships in Q3 2020. The decrease in occupancy expenses primarily resulted from a decrease in rent expense as we continue to reassess our office spaces and branches.

Taxes

Income tax expense increased by $10 million to $22.2 million in Q4 2020 from $12.2 million in Q3 2020 due to higher pre-tax income and effective tax rate. The effective tax rate increased to 28.3% for Q4 2020 compared to 19.5% for Q3 2020 primarily due to a lower annual benefit from investment tax credits than what was estimated in Q3 2020. Customers expects the full-year 2021 effective tax rate to be approximately 21% to 22%.

Outlook

“Looking ahead, we are very optimistic about the prospects of our company. The ongoing digital transformation of Customers Bancorp has positioned us well to be a major participant in the second round of PPP and to incubate new lines of businesses that leverage our fintech relationships. We expect our tangible common equity and regulatory capital levels to achieve targeted levels within the next 18 months and our credit quality to remain in line with or better than peers. The financial benefits of PPP aside, we project our recurring earnings power to expand well above the $4.00 level during 2021 and remain on track to achieve $6.00 in core EPS in 2026,” concluded Mr. Sidhu.

Our updated financial guidance is as follows:
•Loan growth, excluding PPP and mortgage warehouse balances, is expected to average in the mid-to-high single digits over the next several quarters.
•The balance of commercial loans to mortgage companies is expected to decline to $2.8-$3.2 billion at March 31, 2021 and $1.6-$2.4 billion at December 31, 2021.
•The Total Capital Ratio is expected to exceed 13.0% by year-end 2021. The TCE-to-TA ratio excluding PPP loans is expected to be 7.5-8.0% by year-end 2021.
•We project the NIM excluding PPP loans to expand into the 3.10%-3.30% range by Q4 2021.
•Impacted by the divestiture of BankMobile, we project non-interest income of $9.0-11.0 million and operating expenses of $59.0-$61.0 million in Q1 2021 (excluding BankMobile related severance expense).
•We project an effective tax rate for 2021 of 21.0%-22.0%, down from 24.7% in 2020.
•Our earnings trend is likely to be volatile over the next several quarters owing to our participation in PPP. We expect to earn at least $4.00 in core EPS in 2021, at least $4.50 in core EPS in 2023, and remain on track to earn $6.00 in core EPS in 2026. Our core EPS guidance includes the net interest income expected to be earned on the PPP loans.

2021 NIM expansion is expected to be achieved by:
•Remixing the loan portfolio away from commercial loans to mortgage companies toward other C&I categories and consumer loans.
•Bringing our cost of deposits to around 40 basis points during 2021.

BankMobile Technologies, Inc.:
•On January 4, 2021, Customers completed the previously announced divestiture of BankMobile Technologies Inc. (“BMT”), the technology arm of the BankMobile segment, to Megalith Financial Acquisition Corp., a Delaware corporation ("Megalith"). In connection with the closing of the divestiture, Megalith changed its name to “BM Technologies, Inc.” ("BMTX"). Beginning in first quarter of 2021, BMT’s historical financial results for periods prior to the divestiture will be reflected in Customers consolidated financial statements as discontinued operations.
•All Customers Bancorp shareholders on record on December 18, 2020 received approximately $73 million in value of BMTX stock at closing date of the transaction in the form of special distribution.

Status Report on Main Strategic Priorities Articulated at Last Analysts Day

•	Goal #1: Top Quartile Profitability with 1.25% Core ROAA in 2-3 years. Result: Achieved 1.22% in Core ROAA (a non-GAAP measure) in Q4 2020.
•
Goal #2: Achieve NIM expansion to 2.75% or greater by Q4 2019, with full year 2019 NIM above 2.70%, through an expected shift in asset and funding mix.

Result: Achieved NIM of 2.78% in Q4 2020. NIM, excluding PPP loans (a non-GAAP measure), was 3.04% in Q4 2020.

•
Goal #3: BankMobile growth and maturity was expected with profitability achieved by year end 2019.

Result: BankMobile was profitable, and BMT was divested on January 4, 2021 resulting in the special distribution of approximately 4.9 million shares of BMTX common stock to Customers Bancorp shareholders.

•	Goal #4: Efficiency improvement. Result: Customers' efficiency ratio was 48.98% in Q4 2020, down from 50.71% in Q3 2020 and 56.98% in Q4 2019.
•	Goal #5: Growth in core deposits. Result: Demand Deposit Accounts ("DDAs") grew 84% year-over-year.
•
Goal #6: Maintain strong credit quality and superior risk management.

Result: Non-performing loans ("NPLs") were only 0.45% of total loans and leases at December 31, 2020. NPLs decreased by $17 million in January 2021. We remain very focused on a strong Risk Management culture throughout our company.

Webcast

Date:            Thursday, January 28, 2021
Time:            9:00 AM EDT
The live audio webcast, presentation slides, and earnings press release will be made available at https://www.customersbank.com/investor-relations/ and at the Customers Bancorp 4th Quarter Earnings Webcast.

The fourth quarter 2020 earnings press release will be issued after the market close on Wednesday, January 27, 2021.

You may submit questions in advance of the live webcast by emailing Customers' Communications & Marketing Director, David Patti at dpatti@customersbank.com; questions may also be asked during the webcast through the webcast application.

The webcast will be archived for viewing on the Customers Bancorp Investor Relations page and available beginning approximately two hours after the conclusion of the live event.

Institutional Background

Customers Bancorp, Inc. is a bank holding company located in West Reading, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $18.4 billion at December 31, 2020. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, Illinois, New York, Rhode Island, Massachusetts, New Hampshire and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers’ homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc.'s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the Company’s website, www.customersbank.com.

“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the ”safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements, including: the adverse impact on the U.S. economy, including the markets in which we operate, of the coronavirus outbreak, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan and lease portfolio, the market value of our investment securities, the demand for our products and services and the availability of sources of funding; the effects of actions by the federal government, including the Board of Governors of the Federal Reserve System and other government agencies, that effect market interest rates and the money supply; actions that we and our customers take in response to these developments and the effects such actions have on our operations, products, services and customer relationships; and the effects of changes in accounting standards or policies, including Accounting Standards Update ("ASU")

2016-13, Financial Instruments—Credit Losses ("CECL"). Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2019, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank, except as may be required under applicable law.

Q4 2020 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended December 31, 2020 and the preceding four quarters:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per share data and stock price data)	Q4	Q3	Q2	Q1	Q4	Year Ended December 31,
	2020	2020	2020	2020	2019	2020	2019

GAAP Profitability Metrics:
Net income available to common shareholders	$52,831	$47,085	$19,137	$(515)	$23,911	$118,537	$64,868
Per share amounts:
Earnings per share - basic	$1.67	$1.49	$0.61	$(0.02)	$0.76	$3.76	$2.08
Earnings per share - diluted	$1.65	$1.48	$0.61	$(0.02)	$0.75	$3.74	$2.05
Book value per common share (1)	$28.37	$26.43	$25.08	$23.74	$26.66	$28.37	$26.66
CUBI stock price (1)	$18.18	$11.20	$12.02	$10.93	$23.81	$18.18	$23.81
CUBI stock price as % of book value (1)	64%	42%	48%	46%	89%	64%	89%
Average shares outstanding - basic	31,638,447	31,517,504	31,477,591	31,391,151	31,306,813	31,506,699	31,183,841
Average shares outstanding - diluted	31,959,100	31,736,311	31,625,771	31,391,151	31,876,341	31,727,784	31,646,216
Shares outstanding (1)	31,705,088	31,555,124	31,510,287	31,470,026	31,336,791	31,705,088	31,336,791
Return on average assets ("ROAA")	1.23%	1.12%	0.62%	0.11%	0.97%	0.85%	0.74%
Return on average common equity ("ROCE")	24.26%	23.05%	9.97%	(0.26)%	11.58%	14.55%	8.30%
Efficiency ratio	48.98%	50.71%	58.44%	66.03%	56.98%	55.11%	65.15%
Non-GAAP Profitability Metrics (2):
Core earnings	$52,648	$38,210	$19,174	$603	$23,843	$110,634	$72,013
Adjusted pre-tax pre-provision net income	$74,883	$64,176	$50,766	$38,595	$44,676	$228,420	$135,558
Per share amounts:
Core earnings per share - diluted	$1.65	$1.20	$0.61	$0.02	$0.75	$3.49	$2.28
Tangible book value per common share (1)	$27.92	$25.97	$24.62	$23.27	$26.17	$27.92	$26.17
CUBI stock price as % of tangible book value (1)	65%	43%	49%	47%	91%	65%	91%
Core ROAA	1.22%	0.93%	0.62%	0.15%	0.97%	0.80%	0.81%
Core ROCE	24.17%	18.71%	9.99%	0.30%	11.55%	13.58%	9.21%
Adjusted ROAA - pre-tax and pre-provision	1.63%	1.43%	1.39%	1.34%	1.57%	1.46%	1.27%
Adjusted ROCE - pre-tax and pre-provision	32.82%	29.74%	24.59%	17.41%	19.89%	26.31%	15.49%
Net interest margin, tax equivalent	2.78%	2.50%	2.65%	2.99%	2.89%	2.71%	2.75%
Net interest margin, tax equivalent, excluding PPP loans	3.04%	2.86%	2.97%	2.99%	2.89%	2.96%	2.75%
Core efficiency ratio	47.97%	49.81%	55.39%	63.33%	56.76%	53.40%	62.78%
Asset Quality:
Net charge-offs	$8,472	$17,299	$10,325	$18,711	$4,362	$54,807	$7,820
Annualized net charge-offs to average total loans and leases	0.21%	0.45%	0.32%	0.79%	0.18%	0.41%	0.08%
Non-performing loans ("NPLs") to total loans and leases (1)	0.45%	0.38%	0.56%	0.49%	0.21%	0.45%	0.21%
Reserves to NPLs (1)	204.48%	244.70%	185.36%	296.44%	264.67%	204.48%	264.67%
Non-performing assets ("NPAs") to total assets	0.39%	0.34%	0.48%	0.53%	0.19%	0.39%	0.19%
Customers Bank Capital Ratios (3):
Common equity Tier 1 capital to risk-weighted assets	10.61%	10.12%	10.64%	10.60%	11.32%	10.61%	11.32%
Tier 1 capital to risk-weighted assets	10.61%	10.12%	10.64%	10.60%	11.32%	10.61%	11.32%
Total capital to risk-weighted assets	12.06%	11.62%	12.30%	12.21%	12.93%	12.06%	12.93%
Tier 1 capital to average assets (leverage ratio)	9.21%	9.29%	9.59%	9.99%	10.38%	9.21%	10.38%

(1) Metric is a spot balance for the last day of each quarter presented.
(2) Non-GAAP measures exclude unrealized gains (losses) on loans HFS, investment securities gains and losses, severance expense, merger and acquisition-related expenses, losses realized from the sale of non-QM residential mortgage loans, loss upon acquisition of interest-only GNMA securities, legal reserves, credit valuation adjustments on derivatives, risk participation agreement mark-to-market adjustments, and goodwill and intangible assets. These notable items are not included in Customers' disclosures of core earnings and other core profitability metrics. Please note that not each of the aforementioned adjustments affected the reported amount in each of the periods presented. Customers' reasons for the use of these non-GAAP measures and a detailed reconciliation between the non-GAAP measures and the comparable GAAP amounts are included at the end of this document.
(3) Regulatory capital ratios are estimated for Q4 2020 and actual for the remaining periods. In accordance with regulatory capital rules, Customers elected an option to delay the estimated impact of CECL on its regulatory capital over a five-year transition period ending January 1, 2025. As a result, capital ratios and amounts as of Q4 2020 exclude the impact of the increased allowance for credit losses on loans and leases and unfunded loan commitments attributed to the adoption of CECL and 25% of the quarterly provision for credit losses for subsequent quarters through Q4 2021.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)						Twelve Months Ended
	Q4	Q3	Q2	Q1	Q4	December 31,
	2020	2020	2020	2020	2019	2020	2019
Interest income:
Loans and leases	$145,414	$132,107	$118,447	$116,080	$116,365	$512,048	$431,491
Investment securities	6,777	6,297	6,155	4,977	5,125	24,206	23,713
Other	902	1,246	616	4,286	2,505	7,050	8,535
Total interest income	153,093	139,650	125,218	125,343	123,995	543,304	463,739

Interest expense:
Deposits	16,107	18,347	23,238	34,353	35,992	92,045	141,464
FHLB advances	5,749	5,762	4,736	5,390	6,056	21,637	26,519
Subordinated debt	2,688	2,689	2,689	2,689	1,930	10,755	6,983
Federal funds purchased and other borrowings	5,603	5,413	2,573	1,590	2,424	15,179	11,463
Total interest expense	30,147	32,211	33,236	44,022	46,402	139,616	186,429
Net interest income	122,946	107,439	91,982	81,321	77,593	403,688	277,310
Provision for credit losses on loans and leases	(2,913)	12,955	20,946	31,786	9,689	62,774	24,227
Net interest income after provision for credit losses on loans and leases	125,859	94,484	71,036	49,535	67,904	340,914	253,083

Non-interest income:
Interchange and card revenue	3,671	4,081	6,478	6,809	6,506	21,039	28,941
Deposit fees	3,615	3,439	3,321	3,460	3,616	13,835	12,815
Commercial lease income	4,853	4,510	4,508	4,268	3,839	18,139	12,051
Bank-owned life insurance	1,744	1,746	1,757	1,762	1,795	7,009	7,272
Mortgage warehouse transactional fees	3,681	3,320	2,582	1,952	1,983	11,535	7,128
Gain (loss) on sale of SBA and other loans	1,689	286	23	11	2,770	2,009	2,770
Mortgage banking income (loss)	346	1,013	38	296	(635)	1,693	66
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	—	—	(7,476)
Gain (loss) on sale of investment securities	44	11,707	4,353	3,974	—	20,078	1,001
Unrealized gain (loss) on investment securities	1,387	238	1,200	(1,378)	310	1,447	1,299
Other	2,745	3,453	(2,024)	776	5,629	4,950	15,071
Total non-interest income	23,775	33,793	22,236	21,930	25,813	101,734	80,938

Non-interest expense:
Salaries and employee benefits	33,726	32,676	31,296	28,310	27,697	126,008	107,632
Technology, communication and bank operations	13,290	13,215	13,310	13,050	10,370	52,865	43,481
Professional services	7,490	7,253	4,552	7,670	6,470	26,965	25,109
Occupancy	3,188	3,632	3,025	3,032	3,470	12,877	13,098
Commercial lease depreciation	3,982	3,663	3,643	3,427	2,840	14,715	9,473
FDIC assessments, non-income taxes and regulatory fees	2,642	3,784	2,368	2,867	2,492	11,661	5,861
Provision for operating losses	2,115	1,186	1,068	912	1,415	5,281	9,638
Advertising and promotion	—	—	582	1,641	899	2,223	4,044
Merger and acquisition related expenses	996	1,035	25	50	100	2,106	100
Loan workout	123	846	1,808	366	230	3,143	1,687
Other real estate owned	52	7	12	8	247	79	398
Other	3,560	(1,736)	1,817	5,126	2,510	8,767	11,380
Total non-interest expense	71,164	65,561	63,506	66,459	58,740	266,690	231,901
Income before income tax expense	78,470	62,716	29,766	5,006	34,977	175,958	102,120
Income tax expense	22,225	12,201	7,048	1,906	7,451	43,380	22,793
Net income	56,245	50,515	22,718	3,100	27,526	132,578	79,327
Preferred stock dividends	3,414	3,430	3,581	3,615	3,615	14,041	14,459
Net income available to common shareholders	$52,831	$47,085	$19,137	$(515)	$23,911	$118,537	$64,868

Basic earnings per common share	$1.67	$1.49	$0.61	$(0.02)	$0.76	$3.76	$2.08
Diluted earnings per common share	$1.65	$1.48	$0.61	$(0.02)	$0.75	$3.74	$2.05

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
ASSETS
Cash and due from banks	$78,090	$5,822	$44,577	$18,842	$33,095
Interest earning deposits	615,264	325,594	1,022,753	237,390	179,410
Cash and cash equivalents	693,354	331,416	1,067,330	256,232	212,505
Investment securities, at fair value	1,210,285	1,133,831	681,382	712,657	595,876
Loans held for sale	79,086	26,689	464,164	450,157	486,328
Loans receivable, mortgage warehouse, at fair value	3,616,432	3,913,593	2,793,164	2,518,012	2,245,758
Loans receivable, PPP	4,561,365	4,964,105	4,760,427	—	—
Loans and leases receivable	7,575,368	7,700,892	7,272,447	7,353,262	7,318,988
Allowance for credit losses on loans and leases	(144,176)	(155,561)	(159,905)	(149,283)	(56,379)
Total loans and leases receivable, net of allowance for credit losses on loans and leases	15,608,989	16,423,029	14,666,133	9,721,991	9,508,367
FHLB, Federal Reserve Bank, and other restricted stock	71,368	70,387	91,023	87,140	84,214
Accrued interest receivable	80,412	65,668	49,911	40,570	38,072
Bank premises and equipment, net	11,626	11,744	8,380	8,890	9,389
Bank-owned life insurance	280,067	277,826	275,842	273,576	272,546
Other real estate owned	57	131	131	131	173
Goodwill and other intangibles	14,298	14,437	14,575	14,870	15,195
Other assets	389,706	423,569	584,247	452,585	298,052
Total assets	$18,439,248	$18,778,727	$17,903,118	$12,018,799	$11,520,717

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$2,356,998	$2,327,017	$1,879,789	$1,435,151	$1,343,391
Interest bearing deposits	8,952,931	8,512,060	9,086,086	6,978,492	7,305,545
Total deposits	11,309,929	10,839,077	10,965,875	8,413,643	8,648,936
FRB advances	—	—	—	175,000	—
Federal funds purchased	250,000	680,000	—	705,000	538,000
FHLB advances	850,000	850,000	850,000	1,260,000	850,000
Other borrowings	124,037	123,935	123,833	123,732	123,630
Subordinated debt	181,394	181,324	181,255	181,185	181,115
FRB PPP liquidity facility	4,415,016	4,811,009	4,419,967	—	—
Accrued interest payable and other liabilities	191,786	241,891	354,341	195,603	126,241
Total liabilities	17,322,162	17,727,236	16,895,271	11,054,163	10,467,922

Preferred stock	217,471	217,471	217,471	217,471	217,471
Common stock	32,986	32,836	32,791	32,751	32,617
Additional paid in capital	455,592	452,965	450,665	446,840	444,218
Retained earnings	438,581	385,750	338,665	319,529	381,519
Accumulated other comprehensive loss	(5,764)	(15,751)	(9,965)	(30,175)	(1,250)
Treasury stock, at cost	(21,780)	(21,780)	(21,780)	(21,780)	(21,780)
Total shareholders' equity	1,117,086	1,051,491	1,007,847	964,636	1,052,795
Total liabilities & shareholders' equity	$18,439,248	$18,778,727	$17,903,118	$12,018,799	$11,520,717

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Three Months Ended
	December 31, 2020		September 30, 2020		December 31, 2019
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$413,381	0.12%	$686,928	0.12%	$150,382	2.21%
Investment securities (1)	1,120,491	2.42%	950,723	2.65%	584,955	3.50%
Loans and leases:
Commercial loans to mortgage companies	3,518,371	3.06%	2,847,169	2.90%	2,158,626	4.16%
Multi-family loans	1,871,956	3.70%	1,989,074	3.72%	2,654,919	3.96%
Commercial and industrial loans and leases (2)	2,801,172	3.96%	2,599,806	3.82%	2,318,313	4.79%
Loans receivable, PPP	4,782,606	2.45%	4,909,197	1.97%	—	—%
Non-owner occupied commercial real estate loans	1,358,541	3.80%	1,388,306	3.70%	1,325,630	4.55%
Residential mortgages	400,771	3.80%	414,781	3.97%	631,370	4.05%
Installment loans	1,253,679	8.50%	1,255,505	8.37%	765,765	9.11%
Total loans and leases (3)	15,987,096	3.62%	15,403,838	3.41%	9,854,623	4.68%
Other interest-earning assets	81,031	3.80%	79,656	5.23%	86,770	7.63%
Total interest-earning assets	17,601,999	3.46%	17,121,145	3.25%	10,676,730	4.61%
Non-interest-earning assets	648,720		744,429		580,477
Total assets	$18,250,719		$17,865,574		$11,257,207
Liabilities
Interest checking accounts	$2,240,959	0.86%	$2,370,709	0.78%	$1,152,349	1.65%
Money market deposit accounts	4,166,635	0.60%	3,786,032	0.65%	3,190,543	2.01%
Other savings accounts	1,205,592	0.74%	1,125,273	1.06%	722,487	2.09%
Certificates of deposit	833,689	1.30%	1,344,134	1.35%	2,012,497	2.21%
Total interest-bearing deposits (4)	8,446,875	0.76%	8,626,148	0.85%	7,077,876	2.02%
FRB PPP liquidity facility	4,684,756	0.35%	4,479,036	0.35%	—	—%
Borrowings	1,276,212	3.09%	1,236,127	3.19%	1,424,550	2.91%
Total interest-bearing liabilities	14,407,843	0.83%	14,341,311	0.89%	8,502,426	2.17%
Non-interest-bearing deposits (4)	2,543,529		2,194,689		1,580,050
Total deposits and borrowings	16,951,372	0.71%	16,536,000	0.78%	10,082,476	1.83%
Other non-interest-bearing liabilities	215,465		299,526		138,242
Total liabilities	17,166,837		16,835,526		10,220,718
Shareholders' equity	1,083,882		1,030,048		1,036,489
Total liabilities and shareholders' equity	$18,250,719		$17,865,574		$11,257,207
Interest spread		2.75%		2.47%		2.78%
Net interest margin		2.78%		2.50%		2.89%
Net interest margin tax equivalent (5)		2.78%		2.50%		2.89%
Net interest margin tax equivalent excl. PPP (6)		3.04%		2.86%		2.89%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 0.58%, 0.67% and 1.65% for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively.

(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, presented to approximate interest income as a taxable asset. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.
(6) Non-GAAP tax-equivalent basis, as described in note (5) for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, excluding net interest income from PPP loans and related borrowings, along with the related PPP loan balances and PPP fees receivable from interest-earning assets. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Twelve Months Ended
	December 31, 2020		December 31, 2019
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$564,218	0.59%	$103,833	2.68%
Investment securities (1)	836,815	2.89%	653,694	3.63%
Loans and leases:
Commercial loans to mortgage companies	2,668,642	3.11%	1,799,489	4.58%
Multi-family loans	2,020,640	3.85%	2,982,185	3.87%
Commercial and industrial loans and leases (2)	2,581,119	4.12%	2,111,181	5.08%
Loans receivable, PPP	3,121,157	2.10%	—	—%
Non-owner occupied commercial real estate loans	1,368,684	3.91%	1,243,236	4.53%
Residential mortgages	422,696	3.82%	694,889	4.15%
Installment loans	1,264,255	8.68%	445,166	9.28%
Total loans and leases (3)	13,447,193	3.81%	9,276,146	4.65%
Other interest-earning assets	85,091	4.41%	90,035	6.39%
Total interest-earning assets	14,933,317	3.64%	10,123,708	4.58%
Non-interest-earning assets	671,484		543,962
Total assets	$15,604,801		$10,667,670
Liabilities
Interest checking accounts	$2,098,138	0.89%	$955,630	1.82%
Money market deposit accounts	3,657,422	0.96%	3,151,328	2.18%
Other savings accounts	1,162,472	1.44%	538,375	2.12%
Certificates of deposit	1,357,688	1.58%	1,943,361	2.26%
Total interest-bearing deposits (4)	8,275,720	1.11%	6,588,694	2.15%
FRB PPP liquidity facility	2,537,744	0.35%	—	—%
Borrowings	1,504,760	2.57%	1,523,171	2.95%
Total interest-bearing liabilities	12,318,224	1.13%	8,111,865	2.30%
Non-interest-bearing deposits (4)	2,052,376		1,430,149
Total deposits and borrowings	14,370,600	0.97%	9,542,014	1.95%
Other non-interest-bearing liabilities	201,961		126,325
Total liabilities	14,572,561		9,668,339
Shareholders' equity	1,032,240		999,331
Total liabilities and shareholders' equity	$15,604,801		$10,667,670
Interest spread		2.67%		2.63%
Net interest margin		2.70%		2.74%
Net interest margin tax equivalent (5)		2.71%		2.75%
Net interest margin tax equivalent (6)		2.96%		2.75%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 0.89% and 1.76% for the twelve months ended December 31, 2020 and December 31, 2019, respectively.
(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for the years ended December 31, 2020 and 2019, presented to approximate interest income as a taxable asset. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.
(6) Non-GAAP tax-equivalent basis as described in noted (5), for the years ended December 31, 2020 and 2019, excluding net interest income from PPP loans and related borrowings, along with the related PPP loan balances and PPP fees receivable from interest-earning assets. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SEGMENT REPORTING - UNAUDITED
(Dollars in thousands, except per share amounts)
The following tables present Customers' business segment results for the three and twelve months ended December 31, 2020 and 2019:

	Three Months Ended December 31, 2020			Three Months Ended December 31, 2019
	Customers Bank Business Banking	BankMobile	Consolidated	Customers Bank Business Banking	BankMobile	Consolidated
Interest income (1)	$138,209	$14,884	$153,093	$112,212	$11,783	$123,995
Interest expense	29,230	917	30,147	46,111	291	46,402
Net interest income	108,979	13,967	122,946	66,101	11,492	77,593
Provision for credit losses on loans and leases	(3,912)	999	(2,913)	6,846	2,843	9,689
Non-interest income	13,413	10,362	23,775	14,964	10,849	25,813
Non-interest expense	50,098	21,066	71,164	41,494	17,246	58,740
Income (loss) before income tax expense (benefit)	76,206	2,264	78,470	32,725	2,252	34,977
Income tax expense (benefit)	21,600	625	22,225	6,892	559	7,451
Net income (loss)	54,606	1,639	56,245	25,833	1,693	27,526
Preferred stock dividends	3,414	—	3,414	3,615	—	3,615
Net income (loss) available to common shareholders	$51,192	$1,639	$52,831	$22,218	$1,693	$23,911

Basic earnings (loss) per common share	$1.62	$0.05	$1.67	$0.71	$0.05	$0.76
Diluted earnings (loss) per common share	$1.60	$0.05	$1.65	$0.70	$0.05	$0.75

(1) Amounts reported include funds transfer pricing of $3.9 million and $0.7 million for the three months ended December 31, 2020 and 2019, respectively, credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.

	Twelve Months Ended December 31, 2020			Twelve Months Ended December 31, 2019
	Customers Bank Business Banking	BankMobile	Consolidated	Customers Bank Business Banking	BankMobile	Consolidated
Interest income (1)	$490,028	$53,276	$543,304	$422,094	$41,645	$463,739
Interest expense	137,480	2,136	139,616	185,513	916	186,429
Net interest income	352,548	51,140	403,688	236,581	40,729	277,310
Provision for credit losses on loans and leases	51,708	11,066	62,774	10,091	14,136	24,227
Non-interest income	57,834	43,900	101,734	35,268	45,670	80,938
Non-interest expense	187,153	79,537	266,690	153,333	78,568	231,901
Income (loss) before income tax expense (benefit)	171,521	4,437	175,958	108,425	(6,305)	102,120
Income tax expense (benefit)	42,307	1,073	43,380	24,215	(1,422)	22,793
Net income (loss)	129,214	3,364	132,578	84,210	(4,883)	79,327
Preferred stock dividends	14,041	—	14,041	14,459	—	14,459
Net income (loss) available to common shareholders	$115,173	$3,364	$118,537	$69,751	$(4,883)	$64,868

Basic earnings (loss) per common share	$3.65	$0.11	$3.76	$2.24	$(0.16)	$2.08
Diluted earnings (loss) per common share	$3.63	$0.11	$3.74	$2.20	$(0.15)	$2.05
As of December 31, 2020 and 2019
Goodwill and other intangibles	$3,629	$10,669	$14,298	$3,629	$11,566	$15,195
Total assets (2)	$17,821,665	$617,583	$18,439,248	$10,990,550	$530,167	$11,520,717
Total deposits	$10,350,028	$959,901	$11,309,929	$8,247,836	$401,100	$8,648,936
Total non-deposit liabilities (2)	$5,982,010	$30,223	$6,012,233	$1,789,329	$29,657	$1,818,986

(1) Amounts reported include funds transfer pricing of $9.3 million and $8.8 million for the twelve months ended December 31, 2020 and 2019, respectively, credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.
(2) Amounts reported exclude inter-segment receivables and payables.

The following tables present Customers' business segment results for the quarter ended December 31, 2020, the preceding four quarters, and the twelve months ended December 31, 2020 and 2019, respectively:

Customers Bank Business Banking:						Twelve Months Ended December 31,
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	2020	2019
Interest income (1)	$138,209	$126,648	$112,455	$112,717	$112,212	$490,028	$422,094
Interest expense	29,230	31,718	32,856	43,678	46,111	137,480	185,513
Net interest income	108,979	94,930	79,599	69,039	66,101	352,548	236,581
Provision for credit losses on loans and leases	(3,912)	8,699	19,623	27,298	6,846	51,708	10,091
Non-interest income	13,413	21,603	11,683	11,136	14,964	57,834	35,268
Non-interest expense	50,098	48,926	44,270	43,860	41,494	187,153	153,333
Income (loss) before income tax expense (benefit)	76,206	58,908	27,389	9,017	32,725	171,521	108,425
Income tax expense (benefit)	21,600	11,374	6,611	2,722	6,892	42,307	24,215
Net income (loss)	54,606	47,534	20,778	6,295	25,833	129,214	84,210
Preferred stock dividends	3,414	3,430	3,581	3,615	3,615	14,041	14,459
Net income (loss) available to common shareholders	$51,192	$44,104	$17,197	$2,680	$22,218	$115,173	$69,751

Basic earnings (loss) per common share	$1.62	$1.40	$0.55	$0.09	$0.71	$3.65	$2.24
Diluted earnings (loss) per common share	$1.60	$1.39	$0.54	$0.09	$0.70	$3.63	$2.20

(1) Amounts reported include funds transfer pricing of $3.9 million, $2.2 million, $1.6 million, $1.4 million and $0.7 million for the three months ended December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020, and December 31, 2019, respectively. Amounts reported also include funds transfer pricing of $9.3 million and $8.8 million for the twelve months ended December 31, 2020 and 2019, respectively. These amounts are credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.

BankMobile:						Twelve Months Ended December 31,
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	2020	2019
Interest income (2)	$14,884	$13,002	$12,763	$12,626	$11,783	$53,276	$41,645
Interest expense	917	493	380	344	291	2,136	916
Net interest income	13,967	12,509	12,383	12,282	11,492	51,140	40,729
Provision for credit losses on loans and leases	999	4,256	1,323	4,488	2,843	11,066	14,136
Non-interest income	10,362	12,190	10,553	10,794	10,849	43,900	45,670
Non-interest expense	21,066	16,635	19,236	22,599	17,246	79,537	78,568
Income (loss) before income tax expense (benefit)	2,264	3,808	2,377	(4,011)	2,252	4,437	(6,305)
Income tax expense (benefit)	625	827	437	(816)	559	1,073	(1,422)
Net income (loss) available to common shareholders	$1,639	$2,981	$1,940	$(3,195)	$1,693	$3,364	$(4,883)

Basic income (loss) per common share	$0.05	$0.09	$0.06	$(0.10)	$0.05	$0.11	$(0.16)
Diluted income (loss) per common share	$0.05	$0.09	$0.06	$(0.10)	$0.05	$0.11	$(0.15)

Deposit balances (3)
Disbursements business deposits	$404,601	$644,658	$500,072	$502,711	$319,263
White label deposits	555,300	299,091	162,691	107,054	81,837
Total deposits	$959,901	$943,749	$662,763	$609,765	$401,100
(2) Amounts reported include funds transfer pricing of $3.9 million, $2.2 million, $1.6 million, $1.4 million and $0.7 million for the three months ended December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020, and December 31, 2019, respectively. Amounts reported also include funds transfer pricing of $9.3 million and $8.8 million for the twelve months ended December 31, 2020 and 2019, respectively. These amounts are credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.
(3) As of December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020, and December 31, 2019.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN AND LEASE COMPOSITION - UNAUDITED
(Dollars in thousands)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Commercial:
Multi-family	$1,761,301	$1,950,300	$2,023,571	$2,069,077	$2,390,204
Mortgage warehouse	3,657,350	3,947,828	2,832,112	2,573,397	2,305,784
Commercial & industrial	2,304,206	2,186,480	2,060,494	2,017,567	1,831,126
Commercial real estate owner occupied	572,338	557,595	544,772	543,945	551,948
Loans receivable, PPP	4,561,365	4,964,105	4,760,427	—	—
Commercial real estate non-owner occupied	1,213,815	1,233,882	1,262,373	1,252,826	1,222,772
Construction	140,905	122,963	128,834	115,448	117,617
Total commercial loans and leases	14,211,280	14,963,153	13,612,583	8,572,260	8,419,451
Consumer:
Residential	323,322	343,775	352,941	364,760	386,089
Manufactured housing	62,243	64,638	66,865	69,240	71,359
Installment	1,235,406	1,233,713	1,257,813	1,315,171	1,174,175
Total consumer loans	1,620,971	1,642,126	1,677,619	1,749,171	1,631,623
Total loans and leases	$15,832,251	$16,605,279	$15,290,202	$10,321,431	$10,051,074

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION - UNAUDITED
(Dollars in thousands)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019

Demand, non-interest bearing	$2,356,998	$2,327,017	$1,879,789	$1,435,151	$1,343,391
Demand, interest bearing	2,384,691	2,308,627	2,666,209	1,577,034	1,235,292
Total demand deposits	4,741,689	4,635,644	4,545,998	3,012,185	2,578,683
Savings	1,314,817	1,173,641	1,144,788	1,168,121	919,214
Money market	4,601,492	4,057,366	3,404,709	2,833,990	3,482,505
Time deposits	651,931	972,426	1,870,380	1,399,347	1,668,534
Total deposits	$11,309,929	$10,839,077	$10,965,875	$8,413,643	$8,648,936

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of December 31, 2020					As of September 30, 2020					As of December 31, 2019
	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs

Loan type
Multi-family	$1,761,301	$21,728	$12,620	1.23%	58.08%	$1,950,300	$11,710	$15,026	0.60%	128.32%	$1,907,331	$4,117	$6,157	0.22%	149.55%
Commercial & industrial(1)	2,289,441	8,453	12,239	0.37%	144.79%	2,220,715	9,633	12,926	0.43%	134.18%	1,891,152	4,531	16,010	0.24%	353.34%
Commercial real estate owner occupied	572,338	3,411	9,512	0.60%	278.86%	557,595	3,599	9,552	0.65%	265.41%	551,948	1,963	1,781	0.36%	90.73%
Commercial real estate non-owner occupied	1,196,564	2,356	19,452	0.20%	825.64%	1,215,516	2,408	20,200	0.20%	838.87%	1,222,772	76	6,243	0.01%	8214.47%
Construction	140,905	—	5,871	—%	—%	122,963	—	6,423	—%	—%	117,617	—	1,262	—%	—%
Total commercial loans and leases receivable	5,960,549	35,948	59,694	0.60%	166.06%	6,067,089	27,350	64,127	0.45%	234.47%	5,690,820	10,687	31,453	0.19%	294.31%
Residential	317,170	9,911	3,977	3.12%	40.13%	335,452	10,634	4,649	3.17%	43.72%	382,634	6,128	3,218	1.60%	52.51%
Manufactured housing	62,243	2,969	5,189	4.77%	174.77%	64,638	2,778	5,625	4.30%	202.48%	71,359	1,655	1,178	2.32%	71.18%
Installment	1,235,406	3,211	75,316	0.26%	2345.56%	1,233,713	3,118	81,160	0.25%	2602.95%	1,174,175	1,551	20,648	0.13%	1331.27%
Total consumer loans receivable	1,614,819	16,091	84,482	1.00%	525.03%	1,633,803	16,530	91,434	1.01%	553.14%	1,628,168	9,334	25,044	0.57%	268.31%
Loans and leases receivable(1)	7,575,368	52,039	144,176	0.69%	277.05%	7,700,892	43,880	155,561	0.57%	354.51%	7,318,988	20,021	56,497	0.27%	282.19%
Loans receivable, PPP	4,561,365	—	—	—%	—%	4,964,105	—	—	—%	—%	—	—	—	—%	—%
Loans receivable, mortgage warehouse, at fair value	3,616,432	—	—	—%	—%	3,913,593	—	—			2,245,758	—	—
Total loans held for sale	79,086	18,469	—	23.35%	—%	26,689	19,691	—	73.78%	—%	486,328	1,325	—	0.27%	—%
Total portfolio	$15,832,251	$70,508	$144,176	0.45%	204.48%	$16,605,279	$63,571	$155,561	0.38%	244.70%	$10,051,074	$21,346	$56,497	0.21%	264.67%
(1) Excluding loans receivable, PPP from total loans and leases receivable is a non-GAAP measure. Management believes the use of these non-GAAP measures provides additional clarity when assessing Customers' financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities. Please refer to the reconciliation schedules that follow this table.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q4	Q3	Q2	Q1	Q4	Twelve Months Ended December 31,
	2020	2020	2020	2020	2019	2020	2019
Loan type
Multi-family	$—	$—	$—	$—	$—	$—	$534
Commercial & industrial	155	(55)	(4)	43	(224)	139	(518)
Commercial real estate owner occupied	12	44	(2)	(3)	(1)	51	(117)
Commercial real estate non-owner occupied	(35)	8,923	2,801	12,797	—	24,486	—
Construction	(6)	(6)	(113)	(3)	(8)	(128)	(136)
Residential	46	(17)	(26)	(29)	181	(26)	270
Installment	8,300	8,410	7,669	5,906	4,414	30,285	7,787
Total net charge-offs (recoveries) from loans held for investment	$8,472	$17,299	$10,325	$18,711	$4,362	$54,807	$7,820

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our core results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in Customers' industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our ongoing financial results, which we believe enhance an overall understanding of our performance and increases comparability of our period to period results. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings - Customers Bancorp											Twelve Months Ended December 31,
	Q4 2020		Q3 2020		Q2 2020		Q1 2020		Q4 2019		2020		2019
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$52,831	$1.65	$47,085	$1.48	$19,137	$0.61	$(515)	$(0.02)	$23,911	$0.75	$118,537	$3.74	$64,868	$2.05
Reconciling items (after tax):
Severance expense	171	0.01	—	—	—	—	—	—	—	—	171	0.01	373	0.01
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	—	—	—	—	—	—	—	—	5,682	0.18
Merger and acquisition related expenses	714	0.02	833	0.03	19	—	40	—	76	—	1,606	0.05	76	—
Legal reserves	—	—	258	0.01	—	—	830	0.03	—	—	1,088	0.03	1,520	0.05
(Gains) losses on investment securities	(1,419)	(0.04)	(9,662)	(0.30)	(4,543)	(0.14)	(1,788)	(0.06)	(310)	(0.01)	(17,412)	(0.55)	(1,912)	(0.06)
Derivative credit valuation adjustment	(448)	(0.01)	(304)	(0.01)	4,527	0.14	2,036	0.06	(429)	(0.01)	5,811	0.18	811	0.03
Risk participation agreement mark-to-market adjustment	—	—	—	—	(1,080)	(0.03)	—	—	—	—	(1,080)	(0.03)	—	—
Losses on sale of non-QM residential mortgage loans	—	—	—	—	—	—	—	—	595	0.02	—	—	595	0.02
Unrealized losses on loans held for sale	799	0.03	—	—	1,114	0.04	—	—	—	—	1,913	0.06	—	—
Core earnings	$52,648	$1.65	$38,210	$1.20	$19,174	$0.61	$603	$0.02	$23,843	$0.75	$110,634	$3.49	$72,013	$2.28

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED

(Dollars in thousands, except per share data)

Core Return on Average Assets - Customers Bancorp						Twelve Months Ended December 31,
(dollars in thousands except per share data)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	2020	2019
GAAP net income	$56,245	$50,515	$22,718	$3,100	$27,526	$132,578	$79,327
Reconciling items (after tax):
Severance expense	171	—	—	—	—	171	373
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	—	—	5,682
Merger and acquisition related expenses	714	833	19	40	76	1,606	76
Legal reserves	—	258	—	830	—	1,088	1,520
(Gains) losses on investment securities	(1,419)	(9,662)	(4,543)	(1,788)	(310)	(17,412)	(1,912)
Derivative credit valuation adjustment	(448)	(304)	4,527	2,036	(429)	5,811	811
Risk participation agreement mark-to-market adjustment	—	—	(1,080)	—	—	(1,080)	—
Losses on sale of non-QM residential mortgage loans	—	—	—	—	595	—	595
Unrealized losses on loans held for sale	799	—	1,114	—	—	1,913	—
Core net income	$56,062	$41,640	$22,755	$4,218	$27,458	$124,675	$86,472

Average total assets	$18,250,719	$17,865,574	$14,675,584	$11,573,406	$11,257,207	$15,604,801	$10,667,670

Core return on average assets	1.22%	0.93%	0.62%	0.15%	0.97%	0.80%	0.81%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Adjusted Net Income and Adjusted ROAA - Pre-Tax Pre-Provision - Customers Bancorp						Twelve Months Ended December 31,
(dollars in thousands except per share data)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	2020	2019
GAAP net income	$56,245	$50,515	$22,718	$3,100	$27,526	$132,578	$79,327
Reconciling items:
Income tax expense	22,225	12,201	7,048	1,906	7,451	43,380	22,793
Provision for credit losses on loans and leases	(2,913)	12,955	20,946	31,786	9,689	62,774	24,227
Provision for credit losses on unfunded commitments	(968)	(527)	(356)	751	3	(1,100)	(403)
Severance expense	239	—	—	—	—	239	490
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	—	—	7,476
Merger and acquisition related expenses	996	1,035	25	50	100	2,106	100
Legal reserves	—	320	—	1,042	—	1,362	2,000
(Gains) losses on investment securities	(1,431)	(11,945)	(5,553)	(2,596)	(310)	(21,525)	(2,300)
Derivative credit valuation adjustment	(625)	(378)	5,895	2,556	(565)	7,448	1,066
Risk participation agreement mark-to-market adjustment	—	—	(1,407)	—	—	(1,407)	—
Losses on sale of non-QM residential mortgage loans	—	—	—	—	782	—	782
Unrealized losses on loans held for sale	1,115	—	1,450	—	—	2,565	—
Adjusted net income - pre-tax pre-provision	$74,883	$64,176	$50,766	$38,595	$44,676	$228,420	$135,558

Average total assets	$18,250,719	$17,865,574	$14,675,584	$11,573,406	$11,257,207	$15,604,801	$10,667,670

Adjusted ROAA - pre-tax pre-provision	1.63%	1.43%	1.39%	1.34%	1.57%	1.46%	1.27%

Core Return on Average Common Equity - Customers Bancorp						Twelve Months Ended December 31,
(dollars in thousands except per share data)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	2020	2019
GAAP net income to common shareholders	$52,831	$47,085	$19,137	$(515)	$23,911	$118,537	$64,868
Reconciling items (after tax):
Severance expense	171	—	—	—	—	171	373
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	—	—	5,682
Merger and acquisition related expenses	714	833	19	40	76	1,606	76
Legal reserves	—	258	—	830	—	1,088	1,520
(Gains) losses on investment securities	(1,419)	(9,662)	(4,543)	(1,788)	(310)	(17,412)	(1,912)
Derivative credit valuation adjustment	(448)	(304)	4,527	2,036	(429)	5,811	811
Risk participation agreement mark-to-market adjustment	—	—	(1,080)	—	—	(1,080)	—
Losses on sale of non-QM residential mortgage loans	—	—	—	—	595	—	595
Unrealized losses on loans held for sale	799	—	1,114	—	—	1,913	—
Core earnings	$52,648	$38,210	$19,174	$603	$23,843	$110,634	$72,013

Average total common shareholders' equity	$866,411	$812,577	$771,663	$807,884	$819,018	$814,769	$781,860

Core return on average common equity	24.17%	18.71%	9.99%	0.30%	11.55%	13.58%	9.21%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Adjusted ROCE - Pre-Tax Pre-Provision - Customers Bancorp						Twelve Months Ended December 31,
(dollars in thousands except per share data)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	2020	2019
GAAP net income to common shareholders	$52,831	$47,085	$19,137	$(515)	$23,911	$118,537	$64,868
Reconciling items:
Income tax expense	22,225	12,201	7,048	1,906	7,451	43,380	22,793
Provision for credit losses on loan and leases	(2,913)	12,955	20,946	31,786	9,689	62,774	24,227
Provision for credit losses on unfunded commitments	(968)	(527)	(356)	751	3	(1,100)	(403)
Severance expense	239	—	—	—	—	239	490
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	—	—	7,476
Merger and acquisition related expenses	996	1,035	25	50	100	2,106	100
Legal reserves	—	320	—	1,042	—	1,362	2,000
(Gains) losses on investment securities	(1,431)	(11,945)	(5,553)	(2,596)	(310)	(21,525)	(2,300)
Derivative credit valuation adjustment	(625)	(378)	5,895	2,556	(565)	7,448	1,066
Risk participation agreement mark-to-market adjustment	—	—	(1,407)	—	—	(1,407)	—
Losses on sale of non-QM residential mortgage loans	—	—	—	—	782	—	782
Unrealized losses on loans held for sale	1,115	—	1,450	—	—	2,565	—
Pre-tax pre-provision adjusted net income available to common shareholders	$71,469	$60,746	$47,185	$34,980	$41,061	$214,379	$121,099

Average total common shareholders' equity	$866,411	$812,577	$771,663	$807,884	$819,018	$814,769	$781,860

Adjusted ROCE - pre-tax pre-provision	32.82%	29.74%	24.59%	17.41%	19.89%	26.31%	15.49%

Net Interest Margin, Tax Equivalent - Customers Bancorp						Twelve Months Ended December 31,
(dollars in thousands except per share data)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	2020	2019
GAAP net interest income	$122,946	$107,439	$91,982	$81,321	$77,593	$403,688	$277,310
Tax-equivalent adjustment	219	225	225	205	187	874	735
Net interest income tax equivalent	$123,165	$107,664	$92,207	$81,526	$77,780	$404,562	$278,045

Average total interest earning assets	$17,601,999	$17,121,145	$13,980,021	$10,976,731	$10,676,730	$14,933,317	$10,123,708

Net interest margin, tax equivalent	2.78%	2.50%	2.65%	2.99%	2.89%	2.71%	2.75%

Net Interest Margin, Tax Equivalent, Excluding PPP - Customers Bancorp						Twelve Months Ended December 31,
(dollars in thousands except per share data)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	2020	2019
GAAP net interest income	$122,946	$107,439	$91,982	$81,321	$77,593	$403,688	$277,310
PPP net interest income	(25,257)	(20,018)	(9,308)	—	—	(54,583)	—
Tax-equivalent adjustment	219	225	225	205	187	874	735
Net interest income, tax equivalent, excluding PPP	$97,908	$87,646	$82,899	$81,526	$77,780	$349,979	$278,045

GAAP average total interest earning assets	$17,601,999	$17,121,145	$13,980,021	$10,976,731	$10,676,730	$14,933,317	$10,123,708
Average PPP loans	(4,782,606)	(4,909,197)	(2,754,920)	—	—	(3,121,157)	—
Adjusted average total interest earning assets	$12,819,393	$12,211,948	$11,225,101	$10,976,731	$10,676,730	$11,812,160	$10,123,708

Net interest margin, tax equivalent, excluding PPP	3.04%	2.86%	2.97%	2.99%	2.89%	2.96%	2.75%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core Efficiency Ratio - Customers Bancorp						Twelve Months Ended December 31,
(dollars in thousands except per share data)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	2020	2019
GAAP net interest income	$122,946	$107,439	$91,982	$81,321	$77,593	$403,688	$277,310

GAAP non-interest income	$23,775	$33,793	$22,236	$21,930	$25,813	$101,734	$80,938
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	—	—	7,476
(Gains) losses on investment securities	(1,431)	(11,945)	(5,553)	(2,596)	(310)	(21,525)	(2,300)
Derivative credit valuation adjustment	(625)	(378)	5,895	2,556	(565)	7,448	1,066
Risk participation agreement mark-to-market adjustment	—	—	(1,407)	—	—	(1,407)	—
Losses on sale of non-QM residential mortgage loans	—	—	—	—	782	—	782
Unrealized losses on loans held for sale	1,115	—	1,450	—	—	2,565	—
Core non-interest income	22,834	21,470	22,621	21,890	25,720	88,815	87,962
Core revenue	$145,780	$128,909	$114,603	$103,211	$103,313	$492,503	$365,272

GAAP non-interest expense	$71,164	$65,561	$63,506	$66,459	$58,740	$266,690	$231,901
Severance expense	(239)	—	—	—	—	(239)	(490)
Legal reserves	—	(320)	—	(1,042)	—	(1,362)	(2,000)
Merger and acquisition related expenses	(996)	(1,035)	(25)	(50)	(100)	(2,106)	(100)
Core non-interest expense	$69,929	$64,206	$63,481	$65,367	$58,640	$262,983	$229,311

Core efficiency ratio (1)	47.97%	49.81%	55.39%	63.33%	56.76%	53.40%	62.78%

(1) Core efficiency ratio calculated as core non-interest expense divided by core revenue.

Tangible Common Equity to Tangible Assets - Customers Bancorp

(dollars in thousands except per share data)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
GAAP total shareholders' equity	$1,117,086	$1,051,491	$1,007,847	$964,636	$1,052,795
Reconciling items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles	(14,298)	(14,437)	(14,575)	(14,870)	(15,195)
Tangible common equity	$885,317	$819,583	$775,801	$732,295	$820,129

GAAP total assets	$18,439,248	$18,778,727	$17,903,118	$12,018,799	$11,520,717
Reconciling items:
Goodwill and other intangibles	(14,298)	(14,437)	(14,575)	(14,870)	(15,195)
Tangible assets	$18,424,950	$18,764,290	$17,888,543	$12,003,929	$11,505,522

Tangible common equity to tangible assets	4.80%	4.37%	4.34%	6.10%	7.13%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Tangible Book Value per Common Share - Customers Bancorp
(dollars in thousands except share and per share data)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
GAAP total shareholders' equity	$1,117,086	$1,051,491	$1,007,847	$964,636	$1,052,795
Reconciling Items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles	(14,298)	(14,437)	(14,575)	(14,870)	(15,195)
Tangible common equity	$885,317	$819,583	$775,801	$732,295	$820,129

Common shares outstanding	31,705,088	31,555,124	31,510,287	31,470,026	31,336,791

Tangible book value per common share	$27.92	$25.97	$24.62	$23.27	$26.17

Total Loans and Leases, excluding PPP
(dollars in thousands)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Total loans and leases	$15,832,251	$16,605,279	$15,290,202	$10,321,431	$10,051,074

Loans receivable, PPP	(4,561,365)	(4,964,105)	(4,760,427)	—	—
Loans and leases, excluding PPP	$11,270,886	$11,641,174	$10,529,775	$10,321,431	$10,051,074

Total Assets, excluding PPP
(dollars in thousands)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Total assets	$18,439,248	$18,778,727	$17,903,118	$12,018,799	$11,520,717

Loans receivable, PPP	(4,561,365)	(4,964,105)	(4,760,427)	—	—
Total assets, excluding PPP	$13,877,883	$13,814,622	$13,142,691	$12,018,799	$11,520,717

Coverage of credit loss reserves for loans and leases held for investment, excluding PPP
(dollars in thousands)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Loans and leases receivable	$12,136,733	$12,664,997	$12,032,874	$7,353,262	$7,318,988

Loans receivable, PPP	(4,561,365)	(4,964,105)	(4,760,427)	—	—
Loans and leases held for investment, excluding PPP	$7,575,368	$7,700,892	$7,272,447	$7,353,262	$7,318,988

Allowance for credit losses on loans and leases	144,176	155,561	159,905	149,283	56,379

Coverage of credit loss reserves for loans and leases held for investment, excluding PPP	1.90%	2.02%	2.20%	2.03%	0.77%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Tangible Common Equity to Tangible Assets, excluding PPP - Customers Bancorp

(dollars in thousands except per share data)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
GAAP total shareholders' equity	$1,117,086	$1,051,491	$1,007,847	$964,636	$1,052,795
Reconciling items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles	(14,298)	(14,437)	(14,575)	(14,870)	(15,195)
Tangible common equity	$885,317	$819,583	$775,801	$732,295	$820,129

GAAP total assets	$18,439,248	$18,778,727	$17,903,118	$12,018,799	$11,520,717
Loans receivable, PPP	(4,561,365)	(4,964,105)	(4,760,427)	—	—
Total assets, excluding PPP	$13,877,883	$13,814,622	$13,142,691	$12,018,799	$11,520,717
Reconciling items:
Goodwill and other intangibles	(14,298)	(14,437)	(14,575)	(14,870)	(15,195)
Tangible assets	$13,863,585	$13,800,185	$13,128,116	$12,003,929	$11,505,522

Tangible common equity to tangible assets	6.39%	5.94%	5.91%	6.10%	7.13%

Commercial criticized loans and leases receivable to total loans and leases, excluding PPP
(dollars in thousands)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Special mention loans	$250,575	$126,361	$105,110	$75,838	$111,157
Substandard loans	202,965	172,217	119,651	130,370	139,744
Doubtful loans	—	—	27,921	19,050	—
Criticized commercial loans and leases receivable	$453,540	$298,578	$252,682	$225,258	$250,901

Total loans and leases	15,753,165	16,605,279	15,290,202	10,321,431	10,051,074
Loans receivable, PPP	(4,561,365)	(4,964,105)	(4,760,427)	—	—
Total loans and leases, excluding PPP	$11,191,800	$11,641,174	$10,529,775	$10,321,431	$10,051,074

Commercial criticized loans and leases receivable to total loans and leases, excluding PPP	4.05%	2.56%	2.40%	2.18%	2.50%

Adjusted non-performing assets to total assets
(dollars in thousands)	Q4 2020
Non-performing assets	$71,175
Collateral dependent loan sold in January 2021	17,251
Adjusted non-performing assets	$53,924

Total assets	$18,439,248

Adjusted non-performing assets to total assets	0.30%